Exhibit 4.1

6% UNSECURED PROMISSORY NOTE

£[•]

For value received, Longbridge Recruitment 360 Limited, a company registered in England and Wales under number 06745176 whose registered office is at 18 King William Street, London EC4N 7BP (the “Company”), promises to pay to the order of [•] (“Holder”) the principal sum of £[•], together with interest accrued but unpaid thereon, at the rate and on the terms set out below in this promissory note (the “Note”). The date of this Note is [•] November 2015 (the “Issuance Date”). This Note is being issued in connection with the Share Purchase Agreement dated the date of this Note between the Company, Staffing 360 Solutions, Inc. and the [•] shareholders of JM Group Limited (the “SPA”). All terms not defined in this Note are defined in the SPA.

1     Repayment. Subject to the SPA and as set out below, all payments of interest and principal shall be in pounds sterling (GBP) in immediately available funds, at the address of the Holder above or at such other place, or by telegraphic transfer of funds to such account of the Holder, as the Holder may designate in writing to the Company, on the Payment Dates set out below. All payments shall be applied first to accrued interest, and thereafter to principal. Payments of principal shall be made in three instalments as set out below, along with the accrued interests payments:

Instalment	Payment Date	Amount of Principal
First Instalment	The date which is 4 months from the date of this Note	£[•]
Second Instalment	The date which is 5 months from the date of this Note	£[•]
Third Instalment	The date which is 6 months from the date of this Note	£[•]

The Holder may elect that the principal amount of the Notes shall be redeemed in US dollars. To be effective, the election must be submitted by the Holder in writing to the Company not less than 28 days before the redemption of all or any part of the Notes held by the Holder. In each case the Company shall, on the relevant redemption date, pay to the Holder an amount in US dollars obtained by converting the principal amount outstanding of such Notes into US dollars (at the spot rate for the purchase of US dollars with sterling prevailing at the date 30 days before the redemption date)

2     Interest Rate and Payments; No Security Interest. Interest on the outstanding principal amount shall accrue daily at a rate equal to six percent (6%) per annum. Interest will be calculated on the basis of a 365-day year for the actual number of days elapsed. Interest will accrue from the date hereof until the outstanding principal amount is converted, prepaid or paid in full. Interest and principal shall be payable on the basis of three instalments (as set out above). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. This Note is an unsecured promissory note.

3     Prepayment. The Company may, in its discretion, prepay this Note in whole or in part prior to any or all Payment Dates as set out in paragraph 1 above.

4     Governing Law.  This Note and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law. The parties irrevocably submit to the exclusive jurisdiction of the English Courts..

5     Notices. All notices or communications given or made hereunder shall be in writing and shall be delivered or mailed by prepaid recorded or special delivery, or by hand, to the party at the address set out above, or at such other place as the Company or Holder may designate by written notice to the other. Notices given by mail will be deemed to have been received on the second business day after the date of posting. Notices given by hand will be deemed to have been received at the time of delivery.

6     Transfer; Successors and Assigns; Rights as Stockholder.  This Note is binding on and will enure for the benefit of the parties' personal representatives and successors in title. Notwithstanding the foregoing, Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which consent may be withheld at the Company’s discretion. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount will be issued to, and registered in the name of, the transferee.

7     Events of Default and Remedies

A.	Events of Default. Each of the following shall constitute an “Event of Default”:

(a) The failure of the Company to pay the relevant principal amount and accrued and unpaid interest within 5 business days of any Payment Date (as set out in paragraph 1);

(b) A decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Company under any bankruptcy or similar law, and such decree of order shall have continued undischarged and unstayed for a period of 90 days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, or for the winding up or liquidation of the affairs of the Company, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;

(c) The Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganisation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

B.	Acceleration of Maturity Date. If an Event of Default occurs and is continuing, then, and in every such case, unless the principal of this Note shall have already become due and payable, the Holder by written notice to the Company (an “Acceleration Notice”), may declare all of the principal of the Note, together with accrued interest thereon, to be due and payable immediately. If an Event of Default occurs, all principal of and accrued interest on this Note shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

C.	Waiver. No delay or omission by the Holders to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this paragraph or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder. No provision of this Note may be waived unless in writing signed by Holder, and waiver of any one provision of this Note shall not be deemed to be a waiver of any other provision.

8     Waiver and Amendment; Enforceability. No party may change this Note without the written consent of the other party.

9     Enforceability. (a) If any provision of this Note is void or unenforceable in any jurisdiction then it will be severed from this Note insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this Note or the relevant provision in any other jurisdiction which will remain in full effect. (b) If any provision of this Note is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions. (c) The parties agree, in the circumstances referred to in (a), and if (b) does not apply, to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction. The obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this Note will be suspended while the parties attempt to agree the substitution..

10     Lost or Stolen Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Company shall execute and deliver to Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, Holder shall deliver to the Company an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

11     Amendment. This Note is being issued in a series of Notes relating to the SPA. This Note may be amended only by a majority of the holders of such Notes issued in connection with the SPA.

Company:	Holder:

Longbridge Recruitment 360 Limited

By:

Name: